Exhibit 99.1

ADIT EDTECH ACQUISITION CORP. ANNOUNCES THE PRICING OF UPSIZED $240 MILLION INITIAL PUBLIC OFFERING

January 11, 2021 05:25 PM Eastern Standard Time

NEW YORK – (BUSINESS WIRE) – Adit EdTech Acquisition Corp. (the “Company”) today announced the pricing of its upsized initial public offering of 24,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “ADEX.U” beginning January 12, 2021. Each unit consists of one share of the Company’s common stock and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company’s shares of common stock and warrants are expected to be listed on the New York Stock Exchange under the symbols “ADEX” and “ADEX.WS,” respectively.

The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search for a business that would benefit from the founders’ and management team’s experience and ability to identify, acquire and manage a business in the education, training and education technology sectors.

EarlyBirdCapital, Inc. is acting as sole book-running manager for the offering and Maxim Group LLC and U.S. Capital Advisors are acting as co-managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 8th Floor, 366 Madison Avenue, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

A registration statement relating to the securities became effective on January 11, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on January 14, 2021, subject to customary closing conditions.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

John J. D’Agostino

Chief Financial Officer

dagostino@aditedtech.com